EXHIBIT 4.3






                             KIRLIN SECURITIES, INC.
                            DEFERRED COMMISSION PLAN
                      FOR PERIODS ON AND AFTER JULY 1, 2000


















                          Effective as of July 1, 2000





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                             KIRLIN SECURITIES, INC.
                            DEFERRED COMMISSION PLAN
                      FOR PERIODS ON AND AFTER JULY 1, 2000

                          Effective as of July 1, 2000

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

     1.1   BENEFICIARY........................................................1
     1.2   CODE...............................................................1
     1.3   COMPANY............................................................1
     1.4   COMMON STOCK ......................................................1
     1.5   GROSS PERSONAL PRODUCTION..........................................1
     1.6   EFFECTIVE DATE.....................................................1
     1.7   EMPLOYER...........................................................1
     1.8   FAIR MARKET VALUE..................................................1
     1.9   PARTICIPANT........................................................2
     1.10  PLAN...............................................................2
     1.11  PLAN YEAR..........................................................2
     1.12  RESTRICTION PERIOD.................................................2
     1.13  RESTRICTED STOCK...................................................2

                                   ARTICLE II
                              STOCK SUBJECT TO PLAN

     2.1   NUMBER OF SHARES...................................................2
     2.2   ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.....................2

                                   ARTICLE III
               AYMENTS OF COMMISSIONS IN CASH AND RESTRICTED STOCK

     3.1   CASH COMMISSIONS/GRANTS OF RESTRICTED STOCK........................2
     3.2   TERMS AND CONDITIONS OF RESTRICTED STOCK...........................3

                                   ARTICLE IV
                         ENTITLEMENT TO RESTRICTED STOCK

     4.1   VESTING/FORFEITURE.................................................4
     4.2   DISABILITY.........................................................5
     4.3   DEATH..............................................................5
     4.4   TERMINATION AFTER AGE 65...........................................5
     4.5   TERMINATION OF EMPLOYMENT OF CERTAIN LONGTERM EMPLOYEES............5
     4.6   FORFEITURE UPON VOLUNTARY TERMINATION BY
           PARTICIPANT OR INVOLUNTARY TERMINATION.............................5
     4.7   FORFEITURE UPON OCCURRENCE OF CERTAIN EVENTS.......................6
     4.8   EMPLOYER'S WAIVER OF CONDITIONS....................................6

                                    ARTICLE V
                         BENEFICIARIES; PARTICIPANT DATA

     5.1   DESIGNATION OF BENEFICIARIES.......................................6
     5.2   INFORMATION TO BE FURNISHED BY PARTICIPANT AND



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           BENEFICIARIES; INABILITY TO LOCATE PARTICIPANT OR BENEFICIARIES....6

                                   ARTICLE VI
                        ADMINISTRATION AND RECORDKEEPING

     6.1   ADMINISTRATIVE AND RECORDKEEPING AUTHORITY.........................7
     6.2   UNIFORMITY OF DISCRETIONARY ACTS...................................7
     6.3   LITIGATION.........................................................8

                                   ARTICLE VII
                                    AMENDMENT

     7.1   RIGHT TO AMEND.....................................................8
     7.2   CONFLICTS..........................................................8

                                  ARTICLE VIII
                                   TERMINATION

     8.1   EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN......................8
     8.2   AUTOMATIC TERMINATION OF PLAN......................................8
     8.3   SUSPENSION OF CREDITS..............................................8
     8.4   ALLOCATION AND DISTRIBUTION........................................8
     8.5   SUCCESSOR TO EMPLOYER..............................................9

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.2   LIMITATIONS ON LIABILITY OF EMPLOYER...............................9
     9.3   CONSTRUCTION.......................................................9
     9.4   SPENDTHRIFT PROVISION.............................................10
     9.5   TAX WITHHOLDING...................................................10





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                             KIRLIN SECURITIES, INC.
                            DEFERRED COMMISSION PLAN
                      FOR PERIODS ON AND AFTER JULY 1, 2000

                          Effective as of July 1, 2000

                                    RECITALS

     This Kirlin Securities, Inc. Deferred Commission Plan For Periods On and After July 1, 2000 (the "Plan") hereby is adopted by Kirlin Securities, Inc. (the "Employer") for the benefit of certain employees of the Employer. The purpose of the Plan is to identify the Participants' interests with the interests of the Employer. The Plan furthers this purpose by providing each Participant with deferred payments of commissions due from the Employer in the form of restricted stock of Kirlin Holding Corp. (the "Company").

     Accordingly, the following Plan is adopted.

                                    ARTICLE I
                                   DEFINITIONS

     The following terms, as used herein, unless a different meaning clearly is implied by the context, have the following meanings:

     1.1 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article V.

     1.2 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

     1.3 COMPANY means Kirlin Holding Corp., a corporation organized under the laws of the State of Delaware.

     1.4 COMMON STOCK means the common stock of the Company, par value $.0001 per share.

     1.5 GROSS PERSONAL PRODUCTION means the gross commissions received by the Employer in respect of services performed by the Participant for the month of reference, as adjusted by the Employer in accordance with its standard procedures.

     1.6 EFFECTIVE DATE means the effective date of this Plan, which shall be July 1, 2000.

     1.7 EMPLOYER means Kirlin Securities, Inc., its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Kirlin Securities, Inc. or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization which agrees, with the consent of Kirlin Securities, Inc., to become a party to the Plan.

     1.8 FAIR MARKET VALUE, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the NASDAQ National Market, NASDAQ SmallCap Market or the NASD OTC Bulletin Board, the last sale price of the Common Stock in the principal trading market for the Common Stock on the last trading day preceding the date of grant of an award hereunder, as reported by the exchange , NASDAQ or NASD OTC Bulletin Board, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ National Market, NASDAQ SmallCap Market or NASD OTC Bulletin Board, but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date of grant of an award hereunder for which such quotations are reported by the National Quotation Bureau, Incorporated or




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similar publisher of such quotations; and (iii) if the fair market value of the
Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Employer shall determine, in good faith.

     1.9 PARTICIPANT means any Registered Representative of the Employer who has entered into an Association Agreement with the Employer which is in effect, excluding (i) those Registered Representatives who are offered by the Employer the right to elect not to participate in the Plan and who elect in writing not to participate in the Plan and (ii) apprentices.

     1.10 PLAN means this Kirlin Securities, Inc. Deferred Commission Plan For Periods On and After July 1, 2000, as amended from time to time. This Plan document governs the manner and terms of grants of Restricted Stock to Participants described herein, which Restricted Stock is authorized to be issued by the Kirlin Holding Corp. 1996 Stock Plan. The Kirlin Holding Corp. 1996 Stock Plan hereby is incorporated herein by reference as if set forth completely herein.

     1.11 PLAN YEAR means the calendar year.

     1.12 RESTRICTION PERIOD means the time or times within which an award of Restricted Stock may be subject to forfeiture, pursuant to Article IV.

     1.13 RESTRICTED STOCK means Common Stock of the Company, received under an award made pursuant to the Plan, that is subject to restrictions under Article IV.

                                   ARTICLE II
                              STOCK SUBJECT TO PLAN

     2.1 NUMBER OF SHARES. The total number of shares of Common Stock reserved and available for distribution under the Plan shall be Two Million (2,000,000) shares. Shares of Common Stock under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Restricted Stock granted hereunder are forfeited, such shares shall again be available for distribution in connection with future grants and awards under the Plan.

     2.2 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan and in the number of shares subject to outstanding awards of Restricted Stock granted under the Plan as may be determined to be appropriate by the Employer in order to prevent dilution or enlargement of rights, provided that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares.

                                   ARTICLE III
              PAYMENTS OF COMMISSIONS IN CASH AND RESTRICTED STOCK

     3.1 CASH COMMISSIONS/GRANTS OF RESTRICTED STOCK. In accordance with rules established by the Employer, the Employer shall pay to each Participant in cash or in Restricted Stock amounts based on the Gross Personal Production generated by the Participant for each month during which the Participant is a Participant, in accordance with the following schedules:



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                     Amount Paid In Respect of Monthly Gross Personal Production
--------------------------------------------------------------------------------


                               Percentage of Monthly     Percentage of Monthly
                                  Gross Personal             Gross Personal
    Monthly Gross Personal      Production Payable       Production Deliverable
          Production          Monthly as Current Cash   Quarterly in Restricted
                                                                Stock
---------------------------- ------------------------   -----------------------
      Less than $10,000                   40%                    0%

   $10,000 or more but less
         than $20,000                     40%                    3%

   $20,000 or more but less                                      5%
         than $30,000                     45%

   $30,000 or more but less                                      6%
         than $50,000                     49%

   $50,000 or more but less
         than $75,000                     50%                    6%

       $75,000 or more                    50%                    8%


     The value of the shares of Restricted Stock which are granted to a Participant for a calendar quarter shall be equal to the sum of the Participant's Gross Personal Production for each month in the calendar quarter multiplied by the applicable "Percentage of Monthly Gross Personal Production Deliverable Quarterly in Restricted Stock" for the month (as determined in accordance with the preceding table). When the value of shares of Restricted Stock which are subject to grant to a Participant for a calendar quarter is determined, the number of shares of Restricted Stock which shall be granted to the Participant following the end of the calendar quarter shall be determined by dividing such value by the Fair Market Value of a share of Common Stock on the last trading day of the calendar quarter for which the Restricted Stock is granted. The grant date for awards of Restricted Stock granted for a calendar quarter shall be the first business day of the calendar quarter next following the calendar quarter for which the Restricted Stock is awarded.

     Notwithstanding the preceding, the Employer shall have the discretion to pay to a Participant an amount of cash orgrant an amount of Restricted Stock in percentages that are different than the percentages set forth above by a written instrument signed by the Employer and the Participant, subject to any terms and conditions specified therein, as determined by the Employer in its discretion. In the case of any such written instrument, such written instrument shall be deemed to be for all purposes a part of this Plan with respect to the Participant named therein.

     3.2          TERMS AND CONDITIONS OF RESTRICTED STOCK.

                  (a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Participant to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan. Such certificates shall be deposited by the Participant with the Company (or retained by the Company at the Company's discretion), together with stock powers or other




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instruments of assignment, each endorsed in blank, which will permit transfer to
(or retention by) the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan.

                  (b) Rights of Participant. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Participant will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Company may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that: (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock unless and until the Restriction Period shall have expired, all other vesting requirements with respect thereto shall have been fulfilled and all appropriate arrangements have been made for the Employer's withholding of income taxes; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Company's Board of Directors may in it sole discretion designate, pay or distribute, the Company will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or otherwise established by the Employer with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

                  (c) No Fractional Shares. No fractional shares of Restricted Stock shall be awarded under the Plan. If the calculations pursuant to Section
3.1 would result in the issuance of a fractional share, the cash value of the fractional share (determined by the Employer as of the last trading day of the calendar quarter for which the Restricted Stock would otherwise be awarded) will be remitted to the Participant in the Participant's next following commission check.

                                   ARTICLE IV
                         ENTITLEMENT TO RESTRICTED STOCK

     4.1 VESTING/FORFEITURE. Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions: (i) all or part of such Restricted Stock shall become vested, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company upon the Participant's termination of employment (except as provided in Sections 4.2 through 4.5) and the Participant shall not have any rights with



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respect to such Restricted Stock and Retained Distributions that shall have been so forfeited. Except as provided in the remaining Sections of this Article IV, the Restriction Period with respect to an award of Restricted Stock granted under the Plan shall expire, and the Restricted Stock and any related Retained Distributions shall vest, on the third anniversary of the date on which the Restricted Stock was awarded.

     4.2 DISABILITY. If a Participant, at any time prior to the vesting of the Restricted Stock awarded to him or her as provided herein, shall become totally and permanently disabled, and if proof of such disability satisfactory to the Employer shall be furnished, such Participant shall continue to be credited with vesting service following termination of employment due to total and permanent disability with respect to the then-unvested Restricted Stock awarded to him or her. Total and permanent disability means a medically determinable physical or mental impairment which can be expected to result in death or to last at least twelve (12) months, or by reason of which the Participant will be prevented from performing his or her usual duties or any other similar duties available in the Employer's employ.

     4.3 DEATH. If a Participant dies prior to forfeiture of Restricted Stock awarded to him or her under the Plan, all Restricted Stock awarded to the Participant under the Plan become fully vested and shall become distributable to the Participant's designated Beneficiary or Beneficiaries as provided in Article V free of any restrictions.

     4.4 TERMINATION AFTER AGE 65. If a Participant's employment relationship terminates with the Employer following the Participant's attainment of age sixty-five (65), the Participant shall continue to be credited with vesting service following the Participant's termination of employment with the Employer with respect to the then-unvested Restricted Stock awarded to him or her.

     4.5          TERMINATION OF EMPLOYMENT OF CERTAIN LONG-TERM

EMPLOYEES. If a Participant's employment relationship with the Employer is voluntarily terminated by the Participant and such Participant (i) was hired by the Employer before, and was employed as an employee of the Employer on, January 1, 1996 or, (ii) as of the date of termination of employment, had been in continuous employment with the Employer for five (5) full years, the Participant shall continue to be credited with vesting service following the Participant's termination of employment with the Employer with respect to the then-unvested Restricted Stock awarded to him or her. This Section shall not apply to a Participant whose employment is terminated by the Employer for "cause". For these purposes, "cause" means, in connection with the termination of the Participant's employment by the Employer, (a) the willful and continued failure by the Participant substantially to perform the Participant's duties with the Employer (other than any such failure resulting from his or her incapacity due to physical or mental illness) or (b) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise.

     4.6 FORFEITURE UPON VOLUNTARY TERMINATION BY PARTICIPANT OR INVOLUNTARY TERMINATION. Subject to Sections 4.1 through 4.5, if the Participant's termination of employment relationship with the Employer occurs prior to the Participant's vesting date specified in Section 4.1 or if the Employer's employment relationship with the Participant is involuntarily terminated by the Employer, the Participant shall forfeit all of his or her right and interest in his or her then-unvested Restricted Stock award.


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     4.7 FORFEITURE UPON OCCURRENCE OF CERTAIN EVENTS. A Participant who becomes entitled to continue to have his or her Restricted Stock award become vested following termination of employment under Sections 4.2, 4.4 or 4.5 and who has entered into competitive employment with the Employer, has violated the Participant's Association Agreement with the Employer or has violated any other contractual obligation the Participant owes to the Employer (each as determined by the Employer in its discretion) shall forfeit any amounts which are then-unvested as of the date of the Employer's determination that such competition or violation has occurred. A Participant shall be deemed to be in competitive employment with the Employer if the Participant performs services, as a sole proprietor, independent contractor, employee, partner, shareholder or otherwise, of a nature similar to the services that had been performed by the Participant for the Employer (other than the performance of investment services for the Participant's personal investment account). The Participant's forfeiture of his or her Restricted Stock award under this Section shall not affect the Employer's other legal rights against the Participant as may arise from such activities by the Participant.

     4.8 EMPLOYER'S WAIVER OF CONDITIONS. The Employer may, in its sole and absolute discretion, waive any condition to payment and/or vesting of any award hereunder with respect to any one or more Participants and no waiver hereunder of one Participant's conditions of payment and/or vesting of any awards shall constitute a waiver of those of any other Participant nor shall any such waiver serve to waive any obligations or conditions of forfeiture other than those that are specifically set forth in writing in such waiver. No waiver shall be effective unless it is set forth in writing and signed by a duly authorized officer of the Employer.

                                    ARTICLE V
                         BENEFICIARIES; PARTICIPANT DATA

     5.1 DESIGNATION OF BENEFICIARIES. The Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive a distribution of Restricted Stock under the Plan that becomes vested upon or after the Participant's death under Section 4.3, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation by the Participant will revoke all prior designations by the Participant, shall be in the form prescribed by the Employer and will be effective only when filed in writing with the Employer during the Participant's lifetime.

         In the absence of a valid Beneficiary designation, or if, at the time a distribution of Restricted Stock is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's estate.

         Restricted Stock that has become vested prior to the Participant's death shall not be subject to the Plan.

     5.2          INFORMATION TO BE FURNISHED BY PARTICIPANT AND
BENEFICIARIES; INABILITY TO LOCATE PARTICIPANT OR BENEFICIARIES. Any communication, statement or notice addressed to the Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for the Participant or any



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Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies the Participant or any Beneficiary that he or she is entitled to receive a distribution of Restricted Stock under the Plan and the Participant or Beneficiary fails to claim such Restricted Stock or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such Restricted Stock to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or Beneficiary to whom it was payable. If the Restricted Stock payable to the Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

                                   ARTICLE VI
                        ADMINISTRATION AND RECORDKEEPING

     6.1 ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation, administration and recordkeeping of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

                  (a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of the Participant and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions, in the Plan.

                  (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

                  (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

                  (d) Make determinations concerning the vesting and distribution of Participants' awards of Restricted Stock.

     6.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

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     6.3 LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer. Except as may be otherwise required by law, neither the Participant nor any Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

                                   ARTICLE VII
                                    AMENDMENT

     7.1 RIGHT TO AMEND. The Employer, by written instrument authorized by the Board of Directors of the Employer, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment.

     7.2 CONFLICTS. If any of the terms or provisions of the Plan conflict with the requirements of the Code, then such terms shall be deemed inoperative to the extent they so conflict with the requirements of the Code. Additionally, if this Plan does not contain any provision required to be included herein under the Code, such provision shall be deemed to be included herein with the same force and effect as if such provision had been set out at length herein.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to the Participant's Account by resolution of the Employer's board of directors; provided, however, that no such termination or suspension shall deprive the Participant or any Beneficiary of a right accrued hereunder prior to the date of termination or suspension. The Employer also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

     8.2 AUTOMATIC TERMINATION OF PLAN. The Plan shall terminate automatically upon the dissolution of the Employer or upon the Employer's merger into or consolidation with any other corporation or business organization which does not specifically adopt and agree to continue the Plan as provided in Section 8.5; provided, however, that no such termination shall deprive the Participant or any Beneficiary of a right accrued hereunder prior to the date of termination.

     8.3 SUSPENSION OF CREDITS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than awards of Restricted Stock, during the period of the suspension.

     8.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. On such a termination, the Restricted Stock to

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which the Participant or Beneficiaries, as applicable, are entitled shall be determined and paid to him or her as soon as is practicable after such termination.

     8.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be terminated automatically, and the provisions of the foregoing Section shall become operative.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 PAYMENT OF EXPENSES. Any expenses incurred in connection with the Plan shall be paid by the Employer.

     9.2 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor any award of Restricted Stock under the Plan, nor the provision of any benefits under the Plan, shall be construed as giving to the Participant or any other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. In no event shall the Employer be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of the Participant, any Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan or any credit or contribution thereto or distribution therefrom.

     9.3 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, the plural shall include the singular, the feminine shall include the masculine, and the masculine shall include the feminine. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of New York shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give the Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

                  The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of any general unsecured creditor of the Employer.

     9.4 SPENDTHRIFT PROVISION. No Restricted Stock payable to the Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to the Participant or any Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

                  In the event that the Participant's or any Beneficiary's benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be heldby the Employer on behalf of the Participant or Beneficiary or, if the Employer elects, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

     9.5 TAX WITHHOLDING. The Company or the Employer shall have the right to deduct from any payment hereunder or from any other payment from the Company or the Employer to the Participant any federal, state, local or employment taxes which it deems are required by law to be withheld. At the request of the Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same.

     IN WITNESS WHEREOF, the Company and the Employer have caused this Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of July, 2000.

ATTEST/WITNESS:                    KIRLIN SECURITIES, INC.


                                   By:
----------------------------          --------------------------------------
(SEAL)

Print Name:                        Print Name:
           -----------------                  ----------------------------

                                   Date:
                                        ----------------------------------


ATTEST/WITNESS:                    KIRLIN HOLDING CORP.


                                   By:
----------------------------          --------------------------------------
(SEAL)

Print Name:                        Print Name:
           -----------------                  ----------------------------

                                   Date:
                                        ----------------------------------